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                     [Letterhead of The Bank of New York]

           NOTICE TO OWNERS AND HOLDERS OF AMERICAN DEPOSITARY RECEIPTS


                                      OF

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                         GETTY COMMUNICATIONS PLC
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Owners and Holders of American Depositary Receipts are hereby notified that
The Bank of New York, as Depositary, under the Deposit Agreement dated as of July 8, 1996 has received Notice of the Court Meeting and the Extraordinary General Meeting of Getty Communications plc both to be held on January 29, 1998.

By provision of Section 4.7 of the Deposit Agreement, Owners of record, at the close of business on January 6, 1997, of Receipts are entitled, subject to any applicable provisions of English law and of the Articles of the Company, to instruct the Depositary as to exercise of the voting rights, if any, pertaining to the number of Shares or other Deposited Securities represented by their respective American Depositary Shares. Upon the written request of a Holder on such record date, received before the close of business on January 22, 1998, The Bank of New York, as Depositary, shall endeavor, in so far as practicable, to vote or cause to be voted the number of Shares or other Deposited Securities evidenced by such Owner's Receipts in accordance with instructions set forth in such request. The voting will be on poll at both meetings. The Depositary shall not vote or attempt to exercise any voting discretion over any Shares or other Deposited Securities other than in accordance with such written instructions.

If no instructions are received by the Depositary from an Owner on or before January 22, 1998 with respect to the number of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Owner's Receipts, the Depositary shall deem such Owner to have instructed the Depositary to give a discretionary proxy to a person designated by the Company.

Since requests from Owners must be received before the close of business on January 22, 1998, we have enclosed a pre-paid, pre-addressed envelope for your use. Please refer to the Getty Shareholder Circular and Prospectus for the proposals to be voted on.


                                       THE BANK OF NEW YORK,
                                           AS DEPOSITARY



Dated: January 6, 1997